                                                                  EXHIBIT 99.2

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                PAGE
                                                                                              --------
Independent Auditors' Report ................................................................    F-2
AUDITED FINANCIAL STATEMENTS:
Consolidated Balance Sheets as of December 31, 1997 and 1996 ................................    F-3
Consolidated Statements of Operations for each of the years in the two-year period
 ended December 31, 1997 ....................................................................    F-4
Consolidated Statements of Stockholder's Deficiency for each of the years in the two-year
 period ended December 31, 1997 .............................................................    F-5
Consolidated Statements of Cash Flows for each of the years in the two-year period
 ended December 31, 1997 ....................................................................    F-6
Notes to Consolidated Financial Statements ..................................................    F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder
Revlon Consumer Products Corporation:

We have audited the accompanying consolidated balance sheets of Revlon Consumer Products Corporation and its subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholder's deficiency and cash flows for each of the years in the two-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Revlon Consumer Products Corporation and its subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

New York, New York
January 23, 1998, except for Note 2
which is as of June 8, 1998

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                          DECEMBER 31,    DECEMBER 31,
                                                                              1997            1996
                                                                         -------------- --------------
                                 ASSETS
Current assets:
 Cash and cash equivalents..............................................    $   37.4        $   35.1
 Trade receivables, less allowances of $25.9 and $24.9, respectively ...       492.5           426.8
 Inventories............................................................       260.7           249.4
 Prepaid expenses and other.............................................        96.2            74.5
                                                                         -------------- --------------
  Total current assets..................................................       886.8           785.8
Property, plant and equipment, net......................................       364.0           373.5
Other assets............................................................       142.7           138.6
Intangible assets, net..................................................       319.2           279.2
Net assets of discontinued operations...................................        45.1            41.0
                                                                         -------------- --------------
  Total assets..........................................................    $1,757.8        $1,618.1
                                                                         ============== ==============

                LIABILITIES AND STOCKHOLDER'S DEFICIENCY
Current liabilities:
 Short-term borrowings--third parties...................................    $   42.7        $   27.1
 Current portion of long-term debt--third parties.......................         5.5             8.8
 Accounts payable.......................................................       178.8           159.7
 Accrued expenses and other.............................................       356.0           363.8
                                                                         -------------- --------------
  Total current liabilities.............................................       583.0           559.4
Long-term debt--third parties ..........................................     1,388.8         1,321.8
Long-term debt--affiliates..............................................        30.9            30.4
Other long-term liabilities.............................................       211.8           202.8

Stockholder's deficiency:
 Preferred stock, par value $1.00 per share; 1,000 shares authorized,
  546 issued and outstanding............................................        54.6            54.6
 Common stock, par value $1.00 per share; 1,000 shares authorized,
  issued and outstanding................................................       --              --
 Capital deficiency.....................................................      (230.8)         (231.1)
 Accumulated deficit since June 24, 1992................................      (256.8)         (301.6)
 Adjustment for minimum pension liability...............................        (4.5)          (12.4)
 Currency translation adjustment........................................       (19.2)           (5.8)
                                                                         -------------- --------------
  Total stockholder's deficiency........................................      (456.7)         (496.3)
                                                                         -------------- --------------
  Total liabilities and stockholder's deficiency........................    $1,757.8        $1,618.1
                                                                         ============== ==============

               See Notes to Consolidated Financial Statements.

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN MILLIONS)

                                                              YEAR ENDED DECEMBER
                                                                      31,
                                                             ----------------------
                                                                1997        1996
                                                             ---------- ----------
Net sales...................................................  $2,238.6    $2,092.1
Cost of sales...............................................     743.1       688.9
                                                             ---------- ----------
 Gross profit...............................................   1,495.5     1,403.2
Selling, general and administrative expenses................   1,275.8     1,203.2
Business consolidation costs and other, net.................       3.6          --
                                                             ---------- ----------
 Operating income ..........................................     216.1       200.0
                                                             ---------- ----------
Other expenses (income):
 Interest expense...........................................     133.7       133.4
 Interest and net investment income.........................      (4.2)       (4.4)
 Amortization of debt issuance costs........................       6.6         8.3
 Foreign currency losses, net...............................       6.4         5.7
 Miscellaneous, net.........................................       5.3         6.3
                                                             ---------- ----------
  Other expenses, net.......................................     147.8       149.3
                                                             ---------- ----------
Income from continuing operations before income taxes ......      68.3        50.7
Provision for income taxes..................................       9.3        25.5
                                                             ---------- ----------
Income from continuing operations before extraordinary
 items......................................................      59.0        25.2
Income from discontinued operations.........................       0.7         0.4
Extraordinary items -early extinguishments of debt .........     (14.9)       (6.6)
                                                             ---------- ----------
Net income..................................................  $   44.8    $   19.0
                                                             ========== ==========

               See Notes to Consolidated Financial Statements.

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF STOCKHOLDER'S DEFICIENCY
                            (DOLLARS IN MILLIONS)

                                                                                            CURRENCY
                                   PREFERRED     CAPITAL     ACCUMULATED       OTHER      TRANSLATION
                                     STOCK      DEFICIENCY   DEFICIT (A)    ADJUSTMENTS    ADJUSTMENT
                                  ----------- ------------  ------------- -------------  -------------
Balance, January 1, 1996.........    $54.6       $(414.3)      $(320.6)       $(17.0)        $ (5.0)
 Net income......................                                 19.0
 Contribution from parent........                  187.8 (e)
 Adjustment for minimum pension
  liability......................                                                4.6
 Net capital distribution  ......                   (0.5) (d)
 Currency translation
  adjustment.....................                                                              (0.8) (c)
 Acquisition of business ........                   (4.1) (b)
                                  ----------- ------------  ------------- -------------  -------------

Balance, December 31, 1996 ......     54.6        (231.1)       (301.6)        (12.4)          (5.8)
 Net income......................                                 44.8
 Adjustment for minimum pension
  liability......................                                                7.9
 Net capital contribution........                    0.3 (d)
 Currency translation adjustment                                                              (13.4)
                                  ----------- ------------  ------------- -------------  -------------
Balance, December 31, 1997 ......    $54.6       $(230.8)      $(256.8)       $ (4.5)        $(19.2)
                                  =========== ============  ============= =============  =============

------------
(a) Represents net loss since June 24, 1992, the effective date of the transfer agreements referred to in Note 16.
(b) Represents amounts paid to Revlon Holdings Inc. for the Tarlow Advertising Division ("Tarlow") (See Note 16).
(c) Includes $2.1 of gains related to the Company's simplification of its international corporate structure.
(d) Represents changes in capital from the acquisition of the Bill Blass business (See Note 16).
(e) Represents the capital contribution from Revlon, Inc. with the funds from its initial public equity offering (the "Revlon IPO").

               See Notes to Consolidated Financial Statements.

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN MILLIONS)

                                                                       YEAR ENDED DECEMBER
                                                                               31,
                                                                       --------------------
                                                                          1997      1996
                                                                       --------- ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................................................  $  44.8    $  19.0
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
 Depreciation and amortization........................................     99.7       88.7
 Income from discontinued operations..................................     (0.7)      (0.4)
 Extraordinary item...................................................     14.9        6.6
 Gain on sale of certain fixed assets, net............................     (4.4)        --
 Change in assets and liabilities:
  Increase in trade receivables ......................................    (70.0)     (67.7)
  Increase in inventories ............................................    (16.9)      (2.7)
  Increase in prepaid expenses and other current assets  .............     (0.6)      (8.0)
  Increase in accounts payable .......................................     17.9        9.4
  Decrease in accrued expenses and other current liabilities  ........     (2.8)     (10.0)
  Other, net..........................................................    (73.0)     (45.2)
                                                                       --------- ---------
Net cash provided by (used for) operating activities .................      8.9      (10.3)
                                                                       --------- ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures..................................................    (52.3)     (54.7)
Acquisition of businesses, net of cash acquired ......................    (40.5)      (7.1)
Proceeds from the sale of certain fixed assets .......................      8.5         --
                                                                       --------- ---------
Net cash used for investing activities ...............................    (84.3)     (61.8)
                                                                       --------- ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in short-term borrowings--third parties .................     18.0        5.8
Proceeds from the issuance of long-term debt--third parties  .........    760.2      266.4
Repayment of long-term debt--third parties ...........................   (690.2)    (366.6)
Net contribution from parent..........................................      0.3      187.3
Proceeds from the issuance of debt--affiliates........................    120.7      115.0
Repayment of debt--affiliates.........................................   (120.2)    (115.0)
Acquisition of business from affiliate ...............................       --       (4.1)
Payment of debt issuance costs .......................................     (4.1)     (10.9)
                                                                       --------- ---------
Net cash provided by financing activities.............................     84.7       77.9
                                                                       --------- ---------
Effect of exchange rate changes on cash and cash equivalents  ........     (3.6)      (0.9)
                                                                       --------- ---------
Net cash used by discontinued operations..............................     (3.4)      (2.7)
                                                                       --------- ---------
 Net increase in cash and cash equivalents ...........................      2.3        2.2
 Cash and cash equivalents at beginning of period ....................     35.1       32.9
                                                                       --------- ---------
 Cash and cash equivalents at end of period ..........................  $  37.4    $  35.1
                                                                       ========= =========
Supplemental schedule of cash flow information:
 Cash paid during the period for:
  Interest ...........................................................  $ 139.6    $ 139.0
  Income taxes, net of refunds .......................................     10.5       15.4
Supplemental schedule of noncash investing activities:
 In connection with business acquisitions, liabilities were assumed
  (including minority interest) as follows:
  Fair value of assets acquired ......................................  $ 132.7    $   9.7
  Cash paid...........................................................    (64.5)      (7.2)
                                                                       --------- ---------
  Liabilities assumed.................................................  $  68.2    $   2.5
                                                                       ========= =========

See Notes to Consolidated Financial Statements.

            REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND BASIS OF PRESENTATION:

   Revlon Consumer Products Corporation ("Products Corporation" and together with its subsidiaries, the "Company") was formed in April 1992. The Company operates in a single business segment with many different products, which include an extensive array of glamorous, exciting and innovative cosmetic and skin care, fragrance and personal care products, and professional products (products for use in and resale by professional salons). In the United States and increasingly in international markets, the Company's products are sold principally in the self-select distribution channel. The Company also sells certain products in the demonstrator-assisted distribution channel, sells consumer and professional products to United States military exchanges and commissaries, operates retail outlet stores and has a licensing group. Outside the United States, the Company also sells such consumer products through department stores and specialty stores, such as perfumeries.

   On June 24, 1992, Products Corporation succeeded to assets and liabilities of the cosmetic and skin care, fragrance and personal care products business of its then parent company whose name was changed from Revlon, Inc. to Revlon Holdings Inc. ("Holdings"). Certain consumer products lines sold in demonstrator-assisted distribution channels considered not integral to the Company's business and which historically had not been profitable (the "Retained Brands") and certain other assets and liabilities were retained by Holdings.

   The Consolidated Financial Statements of the Company presented herein relate to the business to which the Company succeeded and include the assets, liabilities and results of operations of such business. Assets, liabilities, revenues, other income, costs and expenses which were identifiable specifically to the Company are included herein and those identifiable specifically to the retained and divested businesses of Holdings have been excluded. Amounts which were not identifiable specifically to either the Company or Holdings are included herein to the extent applicable to the Company pursuant to a method of allocation generally based on the respective proportion of the business of the Company to the applicable total of the businesses of the Company and Holdings. The operating results of the Retained Brands and divested businesses of Holdings have not been reflected in the Consolidated Financial Statements of the Company. Management of the Company believes that the basis of allocation and presentation is reasonable.

   Although the Retained Brands were not transferred to Products Corporation when the cosmetic and skin care, fragrance and personal care products business of Holdings was transferred to Products Corporation, Products Corporation's bank lenders required that all assets and liabilities relating to such Retained Brands existing on the date of transfer (June 24, 1992), other than the brand names themselves and certain other intangible assets, be transferred to Products Corporation. Any assets and liabilities that had not been disposed of or satisfied by December 31 of the applicable year have been reflected in the Company's consolidated financial position as of such dates. However, any new assets or liabilities generated by such Retained Brands since the transfer date and any income or loss associated with inventory that has been transferred to Products Corporation relating to such Retained Brands have been and will be for the account of Holdings. In addition, certain assets and liabilities relating to divested businesses were transferred to Products Corporation on the transfer date and any remaining balances as of December 31 of the applicable year have been reflected in the Company's Consolidated Balance Sheets as of such dates. At December 31, 1997 and 1996, the amounts reflected in the Company's Consolidated Balance Sheets aggregated a net liability of $23.3 and $23.6, respectively, of which $4.9 and $5.2, respectively, are included in accrued expenses and other and $18.4 as of both dates is included in other long-term liabilities.

   The Consolidated Financial Statements include the accounts of Products Corporation and its subsidiaries after elimination of all material intercompany balances and transactions. Further, the

Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of liabilities and the reporting of revenues and expenses to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

   Products Corporation is a direct wholly owned subsidiary of Revlon, Inc., which is an indirect majority owned subsidiary of MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly owned indirectly through Mafco Holdings Inc. ("Mafco Holdings" and, together with MacAndrews Holdings, "MacAndrews & Forbes") by Ronald O. Perelman.

CASH AND CASH EQUIVALENTS:

   Cash equivalents (primarily investments in time deposits which have original maturities of three months or less) are carried at cost, which approximates fair value.

INVENTORIES:

   Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT AND OTHER ASSETS:

   Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of such assets as follows: land improvements, 20 to 40 years; buildings and improvements, 5 to 50 years; machinery and equipment, 3 to 17 years; and office furniture and fixtures and capitalized software development costs, 2 to 12 years. Leasehold improvements are amortized over their estimated useful lives or the terms of the leases, whichever is shorter. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized.

   Included in other assets are permanent displays amounting to approximately $107.7 and $81.8 (net of amortization) as of December 31, 1997 and 1996, respectively, which are amortized over 3 to 5 years.

INTANGIBLE ASSETS RELATED TO BUSINESSES ACQUIRED:

   Intangible assets related to businesses acquired principally represent goodwill, the majority of which is being amortized on a straight-line basis over 40 years. The Company evaluates, when circumstances warrant, the recoverability of its intangible assets on the basis of undiscounted cash flow projections and through the use of various other measures, which include, among other things, a review of its image, market share and business plans. Accumulated amortization aggregated $104.2 and $94.1 at December 31, 1997 and 1996, respectively.

REVENUE RECOGNITION:

   The Company recognizes net sales upon shipment of merchandise. Net sales comprise gross revenues less expected returns, trade discounts and customer allowances. Cost of sales is reduced for the estimated net realizable value of expected returns.

INCOME TAXES:

   Income taxes are calculated using the liability method in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes."

   The Company is included in the affiliated group of which Mafco Holdings is the common parent, and the Company's federal taxable income and loss will be included in such group's consolidated tax return filed by Mafco Holdings. The Company also may be included in certain state and local tax returns of Mafco Holdings or its subsidiaries. For all periods presented, federal, state and local income taxes are provided as if the Company filed its own income tax returns. On June 24, 1992, Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries and Mafco Holdings entered into a tax sharing agreement, which is described in Notes 13 and 16.

PENSION AND OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

   Products Corporation sponsors pension and other retirement plans in various forms covering substantially all employees who meet eligibility requirements. For plans in the United States, the minimum amount required pursuant to the Employee Retirement Income Security Act, as amended, is contributed annually. Various subsidiaries outside the United States have retirement plans under which funds are deposited with trustees or reserves are provided.

   Products Corporation accounts for benefits such as severance, disability and health insurance provided to former employees prior to their retirement, if estimable, on a terminal basis in accordance with the provisions of SFAS No. 5, "Accounting for Contingencies," as amended by SFAS No. 112, "Employers' Accounting for Postemployment Benefits," which requires companies to accrue for postemployment benefits when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated, which Products Corporation has concluded is generally when an employee is terminated.

RESEARCH AND DEVELOPMENT:

   Research and development expenditures are expensed as incurred. The amounts charged against earnings in 1997 and 1996 were $29.7 and $26.3, respectively.

FOREIGN CURRENCY TRANSLATION:

   Assets and liabilities of foreign operations are generally translated into United States dollars at the rates of exchange in effect at the balance sheet date. Income and expense items are generally translated at the weighted average exchange rates prevailing during each period presented. Gains and losses resulting from foreign currency transactions are included in the results of operations. Gains and losses resulting from translation of financial statements of foreign subsidiaries and branches operating in non-hyperinflationary economies are recorded as a component of stockholder's deficiency. Foreign subsidiaries and branches operating in hyperinflationary economies translate nonmonetary assets and liabilities at historical rates and include translation adjustments in the results of operations.

   Effective January 1997, the Company's operations in Mexico have been accounted for as operating in a hyperinflationary economy. Effective July 1997, the Company's operations in Brazil have been accounted for as is required for a non-hyperinflationary economy. The impact of the changes in accounting for Brazil and Mexico were not material to the Company's operating results in 1997.

SALE OF SUBSIDIARY STOCK:

   The Company recognizes gains and losses on sales of subsidiary stock in its Consolidated Statements of Operations.

CLASSES OF STOCK:

   Products Corporation designated 1,000 shares of Preferred Stock as the Series A Preferred Stock, of which 546 shares are outstanding and held by Revlon, Inc. The holder of Series A Preferred Stock is not entitled to receive any dividends. The Series A Preferred Stock is entitled to a liquidation preference of $100,000 per share before any distribution is made to the holders of Common Stock. The holder of the Series A Preferred Stock does not have any voting rights, except as required by law. The Series A Preferred Stock may be redeemed at any time by Products Corporation, at its option, for $100,000 per share. However, the terms of Products Corporation's various debt agreements currently restrict Products Corporation's ability to effect such redemption.

STOCK-BASED COMPENSATION:

   SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of Revlon, Inc.'s stock at the date of the grant over the amount an employee must pay to acquire the stock (See Note 15).

DERIVATIVE FINANCIAL INSTRUMENTS:

   Derivative financial instruments are utilized by the Company to reduce interest rate and foreign exchange risks. The Company maintains a control environment which includes policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not hold or issue derivative financial instruments for trading purposes.

   The differentials to be received or paid under interest rate contracts designated as hedges are recognized in income over the life of the contracts as adjustments to interest expense. Gains and losses on terminations of interest rate contracts designated as hedges are deferred and amortized into interest expense over the remaining life of the original contracts or until repayment of the hedged indebtedness. Unrealized gains and losses on outstanding contracts designated as hedges are not recognized.

   Gains and losses on contracts designated to hedge identifiable foreign currency commitments are deferred and accounted for as part of the related foreign currency transaction. Gains and losses on all other foreign currency contracts are included in income currently. Transaction gains and losses have not been material.

2. DISCONTINUED OPERATIONS

   In the second quarter of 1998, the Company determined to exit the retail and outlet store business and recorded an estimated loss on disposal of $15.0. Accordingly, all prior periods have been restated to reflect the results of operations of the retail and outlet store business as a discontinued operation. The net assets of the discontinued operations consist primarily of inventory and intangible assets, offset by liabilities, including third party debt, minority interest and a reserve for estimated loss on disposal. (See Notes 5 and 11).

3.  EXTRAORDINARY ITEMS

   The extraordinary item in 1997 resulted from the write-off in the second quarter of 1997 of deferred financing costs associated with the early extinguishment of borrowings under a prior credit agreement and costs of approximately $6.3 in connection with the redemption of Products Corporation's 10 7/8% Sinking Fund Debentures due 2010 (the "Sinking Fund Debentures"). The early extinguishment of borrowings under a prior credit agreement and the redemption of the Sinking Fund Debentures were financed by the proceeds from a new credit agreement which became effective in May 1997 (the "Credit Agreement"). The extraordinary item in 1996 resulted from the write-off of deferred financing costs associated with the early extinguishment of borrowings with the net proceeds from the Revlon IPO and proceeds from a prior credit agreement.

4. BUSINESS CONSOLIDATION COSTS AND OTHER, NET

   Business consolidation costs and other, net in 1997 include severance, writedowns of certain assets to their estimated net realizable value and other related costs to rationalize factory and warehouse operations in certain United States and International operations, partially offset by related gains from the sales of certain factory operations of approximately $4.3 and an approximately $12.7 settlement of a claim in the second quarter of 1997. The business consolidation costs include $14.2 for the termination of approximately 415 factory and administrative employees. By December 31, 1997 the Company terminated approximately 200 employees, made cash payments for such terminations of approximately $6.4, and made cash payments for other business consolidation costs of approximately $3.2. As of December 31, 1997, the unpaid balance of the business consolidation accrual approximated $11.0, which amount is included in accrued expenses and other.

5. ACQUISITIONS

   On April 25, 1997, Prestige Fragrance & Cosmetics, Inc. ("PFC"), a wholly owned subsidiary of Products Corporation, and The Cosmetic Center, Inc. ("CCI") completed the merger of PFC with and into CCI (the "Cosmetic Center Merger") with CCI (subsequent to the Cosmetic Center Merger, "Cosmetic Center") surviving the Cosmetic Center Merger. In the Cosmetic Center Merger, Products Corporation received in exchange for all of the capital stock of PFC newly issued Class C Common Stock of Cosmetic Center constituting approximately 85.0% of Cosmetic Center's outstanding common stock. Accordingly, the Cosmetic Center Merger was accounted for as a reverse acquisition using the purchase method of accounting, with PFC considered the acquiring entity for accounting purposes even though Cosmetic Center is the surviving legal entity. The deemed purchase consideration for the acquisition was approximately $27.9 and the goodwill associated with the Cosmetic Center Merger was approximately $10.5. The Company recognized a gain of $6.0 resulting from the sale of subsidiary stock pursuant to the Cosmetic Center Merger. The gain from the sale of subsidiary stock is included in the income from discontinued operations in 1997.

   In 1997, the Company consummated other acquisitions for a combined purchase price of $51.6, with resulting goodwill of $35.8. These acquisitions were not significant to the Company's results of operations. Acquisitions consummated in 1996 were also not significant to the Company's results of operations.

6. INVENTORIES

                              DECEMBER 31,
                            -----------------
                              1997     1996
                            -------- -------
Raw materials and
 supplies..................  $ 82.6   $ 76.6
Work-in-process............    14.9     19.4
Finished goods.............   163.2    153.4
                            -------- -------
                             $260.7   $249.4
                            ======== =======

7. PREPAID EXPENSES AND OTHER

                    DECEMBER 31,
                  ----------------
                    1997    1996
                  ------- -------
Prepaid
 expenses........  $40.7    $42.5
Other............   55.5     32.0
                  ------- -------
                   $96.2    $74.5
                  ======= =======

8. PROPERTY, PLANT AND EQUIPMENT, NET

                                                                 DECEMBER 31,
                                                             --------------------
                                                                1997      1996
                                                             --------- ---------
Land and improvements.......................................  $  32.5    $  37.5
Buildings and improvements..................................    193.2      207.6
Machinery and equipment.....................................    203.5      192.4
Office furniture and fixtures and software development
 costs......................................................     73.9       52.3
Leasehold improvements......................................     37.5       33.1
Construction-in-progress....................................     30.6       43.3
                                                             --------- ---------
                                                                571.2      566.2
Accumulated depreciation....................................   (207.2)    (192.7)
                                                             --------- ---------
                                                              $ 364.0    $ 373.5
                                                             ========= =========

   Depreciation expense for the years ended December 31, 1997 and 1996 was $38.4 and $37.0, respectively.

9. ACCRUED EXPENSES AND OTHER

                                                                   DECEMBER 31,
                                                                ------------------
                                                                  1997      1996
                                                                -------- --------
Advertising and promotional costs and accrual for sales
 returns.......................................................  $147.1    $137.4
Compensation and related benefits..............................    73.5      95.1
Interest.......................................................    32.1      36.7
Taxes, other than federal income taxes.........................    30.2      34.0
Restructuring and business consolidation costs.................    18.2       6.9
Net liabilities assumed from Holdings..........................     4.9       5.2
Other..........................................................    50.0      48.5
                                                                -------- --------
                                                                 $356.0    $363.8
                                                                ======== ========

10. SHORT-TERM BORROWINGS

   Products Corporation maintained short-term bank lines of credit at December 31, 1997 and 1996 aggregating approximately $82.3 and $72.7, respectively, of which approximately $42.7 and $27.1 were outstanding at December 31, 1997 and 1996, respectively. Interest rates on amounts borrowed under such short-term lines at December 31, 1997 and 1996 varied from 2.5% to 12.0% and 2.2% to 12.1%, respectively. Compensating balances at December 31, 1997 and 1996 were approximately $6.2 and $7.4, respectively. Interest rates on compensating balances at December 31, 1997 and 1996 varied from 0.4% to 8.1% and 0.4% to 7.9%, respectively.

11. LONG-TERM DEBT

                                                               DECEMBER 31,
                                                           ---------------------
                                                              1997       1996
                                                           ---------- ---------
Working capital lines (a).................................  $  344.6   $  187.2
Bank mortgage loan agreement due 2000 (b).................      33.3       41.7
9 1/2% Senior Notes due 1999 (c)..........................     200.0      200.0
9 3/8% Senior Notes due 2001 (d)..........................     260.0      260.0
10 1/2% Senior Subordinated Notes due 2003 (e) ...........     555.0      555.0
10 7/8% Sinking Fund Debentures due 2010 (f)..............        --       79.6
Advances from Holdings (g)................................      30.9       30.4
Other mortgages and notes payable (8.6%-13.0%) due
 through 2001.............................................       1.4        7.1
                                                           ---------- ---------
                                                             1,425.2    1,361.0
Less current portion......................................      (5.5)      (8.8)
                                                           ---------- ---------
                                                            $1,419.7   $1,352.2
                                                           ========== =========

   (a) In May 1997, Products Corporation entered into the Credit Agreement with a syndicate of lenders, whose individual members change from time to time. The proceeds of loans made under the Credit Agreement were used to repay the loans outstanding under the 1996 Credit Agreement and to redeem the Sinking Fund Debentures.

   The Credit Agreement provides up to $750.0 and is comprised of five senior secured facilities:
$200.0 in two term loan facilities (the "Term Loan Facilities"), a $300.0 multi-currency facility (the "Multi-Currency Facility"), a $200.0 revolving acquisition facility, which may be increased to $400.0 under certain circumstances with the consent of a majority of the lenders (the "Acquisition Facility"), and a $50.0 special standby letter of credit facility (the "Special LC Facility" and together with the Term Loan Facilities, the Multi-Currency Facility and the Acquisition Facility, the "Credit Facilities"). The Multi-Currency Facility is available (i) to Products Corporation in revolving credit loans denominated in U.S. dollars (the "Revolving Credit Loans"), (ii) to Products Corporation in standby and commercial letters of credit denominated in U.S. dollars (the "Operating Letters of Credit") and (iii) to Products Corporation and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers' acceptances denominated in U.S. dollars and other currencies (the "Local Loans"). At December 31, 1997 Products Corporation had approximately $200.0 outstanding under the Term Loan Facilities, $102.7 outstanding under the Multi-Currency Facility, $41.9 outstanding under the Acquisition Facility and $34.8 of issued but undrawn letters of credit under the Special LC Facility.

   The Credit Facilities (other than loans in foreign currencies) bear interest as of December 31, 1997 at a rate equal to, at Products Corporation's option, either (A) the Alternate Base Rate plus 1/4 of 1% (or 1.25% for Local Loans); or (B) the Eurodollar Rate plus 1.25%. Loans in foreign currencies bear interest as of December 31, 1997 at a rate equal to the Eurocurrency Rate or, in the case of Local Loans, the local lender rate, in each case plus 1.25%. The applicable margin is reduced (or increased, but not above 3/4 of 1% for Alternate Base Rate Loans not constituting Local Loans and 1.75% for other loans) in the event Products Corporation attains (or fails to attain) certain leverage ratios. Products Corporation pays the lender a commitment fee as of December 31, 1997 of 3/8 of 1% of the unused portion of the Credit Facilities, subject to reduction (or increase, but not above 1/2 of 1%) based on attaining (or failing to attain) certain leverage ratios. Under the Multi-Currency Facility, the Company pays the lenders an administrative fee of 1/4% per annum on the aggregate principal amount of specified Local Loans. Products Corporation also paid certain facility and other fees to the lenders and agents upon closing of the Credit Agreement. Prior to its termination date, the commitments under the Credit Facilities will be reduced by: (i) the net proceeds in excess of $10.0 each year received during such year from sales of assets by Holdings (or certain of its subsidiaries), Products Corporation or any of its subsidiaries (and $25.0 with respect to certain specified dispositions), subject to certain limited exceptions, (ii) certain proceeds from the sales of collateral security granted to the lenders, (iii) the net proceeds from the issuance by Products Corporation or any of its subsidiaries of certain additional debt, (iv) 50% of the excess cash flow of Products Corporation and its subsidiaries (unless certain leverage ratios are attained) and (v) certain scheduled reductions in the case of the Term Loan Facilities, which will commence on May 31, 1998 in the aggregate amount of $1.0 annually over the remaining life of the Credit Agreement, and in the case of the Acquisition Facility, which will commence on December 31, 1999 in the amount of $25.0 and in the amounts of $60.0 during 2000, $90.0 during 2001 and $25.0 during 2002 (which reductions will be proportionately increased if the Acquisition Facility is increased). The Credit Agreement will terminate on May 30, 2002. The weighted average interest rates on the Term Loan Facilities, the Multi-Currency Facility and the Acquisition Facility were 7.1%, 5.4% and 5.7% per annum, respectively, as of December 31, 1997.

   The Credit Facilities, subject to certain exceptions and limitations, are supported by guarantees from Holdings and certain of its subsidiaries, Revlon, Inc., Products Corporation and the domestic subsidiaries of Products Corporation. The obligations of Products Corporation under the Credit Facilities and the obligations under the aforementioned guarantees are secured, subject to certain limitations, by (i) mortgages on Holdings' Edison, New Jersey and Products Corporation's Phoenix, Arizona facilities;
(ii) the capital stock of Products Corporation and its domestic subsidiaries, 66% of the capital stock of its first tier foreign subsidiaries and the capital stock of certain subsidiaries of Holdings; (iii) domestic intellectual property and certain other domestic intangibles of (x) Products Corporation and its domestic subsidiaries (other than Cosmetic Center) and
(y) certain subsidiaries of Holdings; (iv) domestic inventory and accounts receivable of (x) Products Corporation and its domestic subsidiaries (other than Cosmetic Center) and (y) certain subsidiaries of Holdings; and (v) the assets of certain foreign subsidiary borrowers under the Multi-Currency Facility (to support their borrowings only). The Credit Agreement provides that the liens on the stock and personal property referred to above may be shared from time to time with specified types of other obligations incurred or guaranteed by Products Corporation, such as interest rate hedging obligations, working capital lines and a subsidiary of Products Corporation's yen-denominated credit agreement.

   The Credit Agreement contains various material restrictive covenants prohibiting Products Corporation from (i) incurring additional indebtedness or guarantees, with certain exceptions, (ii) making dividend, tax sharing and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others, permitting Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Securities and Exchange Commission ("Commission") filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of its common stock in connection with the delivery of such common stock to grantees under any stock option plan, provided that the aggregate amount of such dividends and distributions taken together with any purchases of Revlon, Inc. common stock on the market to satisfy matching obligations under an excess savings plan may not exceed $6.0 per annum, (iii) creating liens or other encumbrances on their assets or revenues, granting negative pledges or selling or transferring any of their assets except in the ordinary course of business, all subject to certain limited exceptions, (iv) with certain exceptions, engaging in merger or acquisition transactions, (v) prepaying indebtedness, subject to certain limited exceptions, (vi) making investments, subject to certain limited exceptions, and (vii) entering into transactions with affiliates of Products Corporation other than upon terms no less favorable to Products Corporation or its subsidiaries than it would obtain in an arms' length transaction. In addition to the foregoing, the Credit Agreement contains financial covenants requiring Products Corporation to maintain minimum interest coverage and covenants which limit the leverage ratio of Products Corporation and the amount of capital expenditures.

   In January 1996, Products Corporation entered into a credit agreement (the "1996 Credit Agreement"), which became effective upon consummation of the Revlon IPO on March 5, 1996. The 1996 Credit Agreement included, among other things, (i) a term to December 31, 2000 (subject to earlier termination in certain circumstances), and (ii) credit facilities of $600.0 comprised of four senior secured facilities: a $130.0 term loan facility, a $220.0 multi-currency facility, a $200.0 revolving acquisition facility and a $50.0 standby letter of credit facility. The weighted average interest rates on the term loan facility and multi-currency facility were 8.1% and 7.0% per annum, respectively, as of December 31, 1996.

   (b) The Pacific Finance & Development Corp., a subsidiary of Products Corporation, is the borrower under a yen denominated credit agreement (the "Yen Credit Agreement"), which had a principal balance of approximately yen
4.3 billion as of December 31, 1997 (approximately $33.3 U.S. dollar equivalent as of December 31, 1997). In accordance with the terms of the Yen Credit Agreement, approximately yen 539 million (approximately $5.2 U.S. dollar equivalent) was paid in January 1996 and approximately yen 539 million (approximately $4.6 U.S. dollar equivalent) was paid in January 1997. In June 1997, Products Corporation amended and restated the Yen Credit Agreement to extend the term to December 31, 2000 subject to earlier termination under certain circumstances. In accordance with the terms of the Yen Credit Agreement, as amended and restated, approximately yen 539 million (approximately $4.2 U.S. dollar equivalent as of December 31, 1997) is due in each of March 1998, 1999 and 2000 and yen 2.7 billion (approximately $20.7 U.S. dollar equivalent as of December 31, 1997) is due on December 31, 2000. The applicable interest rate at December 31, 1997 under the Yen Credit Agreement was the Euro-Yen rate plus 1.25% which approximated 1.9%. The interest rate at December 31, 1996, was the Euro-Yen rate plus 2.5%, which approximated 3.1%.

   (c) The Senior Notes due 1999 (the "1999 Senior Notes") are senior unsecured obligations of Products Corporation and rank pari passu in right of payment to all existing and future Senior Debt (as defined in the indenture relating to the 1999 Senior Notes (the "1999 Senior Note Indenture")). The 1999 Senior Notes bear interest at 9 1/2% per annum. Interest is payable on June 1 and December 1.

   The 1999 Senior Notes may not be redeemed prior to maturity. Upon a Change of Control (as defined in the 1999 Senior Note Indenture) and subject to certain conditions, each holder of 1999 Senior Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's 1999 Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances in the event of an Asset Disposition (as defined in the 1999 Senior Note Indenture), Products Corporation will be obligated to make offers to purchase the 1999 Senior Notes.

   The 1999 Senior Note Indenture contains various restrictive covenants that, among other things, limit (i) the issuance of additional debt and redeemable stock by Products Corporation, (ii) the issuance of debt and preferred stock by Products Corporation's subsidiaries, (iii) the incurrence of liens on the assets of Products Corporation and its subsidiaries which do not equally and ratably secure the 1999 Senior Notes,
(iv) the payment of dividends on and redemption of capital stock of Products Corporation and its subsidiaries and the redemption of certain subordinated obligations of Products Corporation, except that the 1999 Senior Note Indenture permits Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up to $5.0 per annum (subject to allowable increases) in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under any stock option plan, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all of Products Corporation's assets. The 1999 Senior
Note Indenture also prohibits certain restrictions on distributions from subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   (d) The 9 3/8% Senior Notes due 2001 (the "Senior Notes") are senior unsecured obligations of Products Corporation and rank pari passu in right of payment to all existing and future Senior Debt (as defined in the indenture relating to the Senior Notes (the "Senior Note Indenture")). The Senior Notes bear interest at 9 3/8% per annum. Interest is payable on April 1 and October 1.

   The Senior Notes may be redeemed at the option of Products Corporation in whole or in part at any time on or after April 1, 1998 at the redemption prices set forth in the Senior Note Indenture, plus accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined in the Senior Note Indenture), Products Corporation will have the option to redeem the Senior Notes in whole or in part at a redemption price equal to the principal amount thereof plus the Applicable Premium (as defined in the Senior Note Indenture), plus accrued and unpaid interest, if any, to the date of redemption, and, subject to certain conditions, each holder of Senior Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's Senior Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances in the event of an Asset Disposition (as defined in the Senior Note Indenture), Products Corporation will be obligated to make offers to purchase the Senior Notes.

   The Senior Note Indenture contains various restrictive covenants that, among other things, limit (i) the issuance of additional indebtedness and redeemable stock by Products Corporation, (ii) the issuance of indebtedness and preferred stock by Products Corporation's subsidiaries, (iii) the incurrence of liens on the assets of Products Corporation and its subsidiaries which do not equally and ratably secure the Senior Notes, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock and certain subordinated obligations of Products Corporation, except that the Senior Note Indenture permits Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up to $5.0 per annum (subject to allowable increases) in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under any stock option plan, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all of Products Corporation's assets. The Senior Note Indenture also prohibits certain restrictions on distributions from subsidiaries of Products Corporation. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   (e) The Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes") are unsecured obligations of Products Corporation and are subordinated in right of payment to all existing and future Senior Debt (as defined in the indenture relating to the Senior Subordinated Notes (the "Senior Subordinated Note Indenture")). The Senior Subordinated Notes bear interest at 10 1/2% per annum. Interest is payable on February 15 and August 15.

   The Senior Subordinated Notes may be redeemed at the option of Products Corporation in whole or in part at any time on or after February 15, 1998 at the redemption prices set forth in the Senior Subordinated Note Indenture, plus accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined in the Senior Subordinated Note Indenture), Products Corporation will have the option to redeem the Senior Subordinated Notes in whole or in part at a redemption price equal to the principal amount thereof plus the Applicable Premium (as defined in the Senior Subordinated
Note Indenture), plus accrued and unpaid interest, if any, to the date of redemption, and, subject to certain conditions, each holder of Senior Subordinated Notes will have the right to require Products Corporation to repurchase all or a portion of such holder's Senior Subordinated Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. In addition, under certain circumstances in the event of an Asset Disposition (as defined in the Senior Subordinated Note Indenture), Products Corporation will be obligated to make offers to purchase the Senior Subordinated Notes.

   The Senior Subordinated Note Indenture contains various restrictive covenants that, among other things, limit (i) the issuance of additional indebtedness and redeemable stock by Products Corporation, (ii) the issuance of indebtedness and preferred stock by Products Corporation's subsidiaries,
(iii) the incurrence of liens on the assets of Products Corporation and its subsidiaries to secure debt other than Senior Debt (as defined in the Senior Subordinated Note Indenture) or debt of a subsidiary, unless the Senior Subordinated Notes are equally and ratably secured, (iv) the payment of dividends on capital stock of Products Corporation and its subsidiaries and the redemption of capital stock and certain subordinated obligations of Products Corporation, except that the Senior Subordinated Note Indenture permits Products Corporation to pay dividends and make distributions to Revlon, Inc., among other things, to enable Revlon, Inc. to pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal and accounting, regulatory fees such as Commission filing fees and other miscellaneous expenses related to being a public holding company, and to pay dividends or make distributions up to $5.0 per annum (subject to allowable increases) in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under any stock option plan, (v) the sale of assets and subsidiary stock, (vi) transactions with affiliates and (vii) consolidations, mergers and transfers of all or substantially all of Products Corporation's assets. The Senior Subordinated Note Indenture also prohibits certain restrictions on distributions from subsidiaries of Products Corporation. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

   (f) Products Corporation redeemed all the outstanding $85.0 principal amount of Sinking Fund Debentures during 1997 with the proceeds of borrowings under the Credit Agreement.

   (g) During 1992, Holdings made an advance of $25.0 to Products Corporation. This advance was evidenced by a noninterest-bearing demand note payable by Products Corporation, the payment of which was subordinated to the obligations of Products Corporation under the credit agreement in effect at that time. Holdings agreed not to demand payment under the note so long as any indebtedness remained outstanding under the credit agreement in effect at that time. In February 1995, the $13.3 in notes due to Products Corporation under the Financing Reimbursement Agreement, referred to in Note 16, was offset against the $25.0 note and Holdings agreed not to demand payment under the resulting $11.7 note so long as certain indebtedness remains outstanding. In October 1993, Products Corporation borrowed from Holdings approximately $23.2 (as adjusted and subject to further adjustment for certain expenses) representing amounts received by Holdings from an escrow account relating to divestiture by Holdings of certain of its predecessor businesses. In July 1995, Products Corporation borrowed from Holdings approximately $0.8, representing certain amounts received by Holdings relating to an arbitration arising out of the sale by Holdings of certain of its businesses. In 1995, Products Corporation borrowed from Holdings approximately $5.6, representing certain amounts received by Holdings from the sale by Holdings of certain of its businesses. In June 1996, $10.9 in notes due to Products Corporation under the Financing Reimbursement Agreement from Holdings was offset against the $11.7 demand note (referred to above) payable by Products Corporation to Holdings. In June 1997, Products Corporation borrowed from Holdings approximately $0.5, representing certain amounts received by Holdings from the sale of a brand and the inventory relating thereto. At December 31, 1997 the balance of $30.9 is evidenced by noninterest-bearing promissory notes payable to Holdings that are subordinated to Products Corporation's obligations under the Credit Agreement.

   (h) In connection with the Cosmetic Center Merger, on April 25, 1997 Cosmetic Center entered into a loan and security agreement (the "Cosmetic Center Facility"). Cosmetic Center paid the then outstanding balance of $14.0 on CCI's former credit agreement with borrowings under the Cosmetic Center Facility. On April 28, 1997, Cosmetic Center used approximately $21.2 of borrowings under the Cosmetic Center Facility to fund the cash election associated with the Cosmetic Center Merger. The Cosmetic Center Facility, which expires on April 30, 1999, provides up to $70.0 of revolving credit tied to a borrowing base of 65% of Cosmetic Center's eligible inventory, as defined in the Cosmetic Center Facility. Borrowings under the Cosmetic Center Facility are collateralized by Cosmetic Center's accounts receivable and inventory and proceeds therefrom. Under the Cosmetic Center Facility, Cosmetic Center may borrow at the London Inter-Bank Offered Rate ("LIBOR") plus 2.25% or at the lending bank's prime rate plus 0.5%. Cosmetic Center also pays a commitment fee equal to one-quarter of one percent per annum. Interest is payable on a monthly basis except for interest on LIBOR rate loans with a maturity of less than three months, which is payable at the end of the LIBOR rate loan period and interest on LIBOR rate loans with a maturity of more than three months, which is payable every three months. If Cosmetic Center terminates the Cosmetic Center Facility, Cosmetic Center is obligated to pay a prepayment penalty of $0.7 if the termination occurs before the first anniversary date of the Cosmetic Center Facility and $0.2 if the termination occurs after the first anniversary date. The Cosmetic Center Facility contains various restrictive covenants and requires Cosmetic Center to maintain a minimum tangible net worth and an interest coverage ratio. At December 31, 1997, approximately $39.0 was outstanding under the Cosmetic Center Facility with an interest rate of 8.1%. The borrowings under the Cosmetic Center Facility are included as part of net assets of discontinued operations in the consolidated balance sheet. (See Note 2).

   Products Corporation borrows funds from its affiliates from time to time to supplement its working capital borrowings at interest rates more favorable to Products Corporation than the rate under the Credit Agreement. No such borrowings were outstanding at December 31, 1997 or 1996.

   The aggregate amounts of long-term debt maturities and sinking fund requirements (at December 31, 1997), in the years 1998 through 2002 are $5.5, $205.4, $26.2, $278.5 and $354.6, respectively, and $555.0 thereafter.

12. FINANCIAL INSTRUMENTS

   As of December 31, 1997, Products Corporation was party to a series of interest rate swap agreements totaling a notional amount of $225.0 in which Products Corporation agreed to pay on such notional amount a variable interest rate equal to the six month LIBOR to its counterparties and the counterparties agreed to pay on such notional amount fixed interest rates averaging approximately 6.03% per annum. Products Corporation entered into these agreements in 1993 and 1994 (and in the first quarter of 1996 extended a portion equal to a notional amount of $125.0 through December 2001) to convert the interest rate on $225.0 of fixed-rate indebtedness to a variable rate. If Products Corporation had terminated these agreements, which Products Corporation considered to be held for other than trading purposes, on December 31, 1997 and 1996, a loss of approximately $0.1 and $3.5, respectively would have been realized. Certain other swap agreements were terminated in 1993 for a gain of $14.0 that was amortized over the original lives of the agreements through 1997. The amortization of the 1993 realized gain in 1997 and 1996 was approximately $3.1 and $3.2, respectively. Cash flow from the agreements outstanding at December 31, 1997 was approximately break even for 1997. In anticipation of repayment of the hedged indebtedness, Products Corporation terminated these agreements in January 1998 and realized a gain of approximately $1.6, which will be recognized upon repayment of the hedged indebtedness.

   Products Corporation enters into forward foreign exchange contracts and option contracts from time to time to hedge certain cash flows denominated in foreign currencies. At December 31, 1997 and 1996,

Products Corporation had forward foreign exchange contracts denominated in various currencies of approximately $90.1 and $62.0, respectively, and option contracts of approximately $94.9 outstanding at December 31, 1997. Such contracts are entered into to hedge transactions predominantly occurring within twelve months. If Products Corporation had terminated these contracts on December 31, 1997 and 1996, no material gain or loss would have been realized.

   The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of long-term debt at December 31, 1997 and 1996 was approximately $39.0 and $37.3 more than the carrying value of $1,425.2 and $1,361.0, respectively. Because considerable judgment is required in interpreting market data to develop estimates of fair value, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies may be material to the estimated fair value amounts.

   Products Corporation also maintains standby and trade letters of credit with certain banks for various corporate purposes under which Products Corporation is obligated, of which approximately $40.6 and $40.9 (including amounts available under credit agreements in effect at that time) were maintained at December 31, 1997 and 1996, respectively. Included in these amounts are $27.7 and $26.4, respectively, in standby letters of credit which support Products Corporation's self-insurance programs (See Note 16). The estimated liability under such programs is accrued by Products Corporation.

   The carrying amounts of cash and cash equivalents, trade receivables, accounts payable and short-term borrowings approximate their fair values.

13. INCOME TAXES

   In June 1992, Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries, and Mafco Holdings entered into a tax sharing agreement (as subsequently amended, the "Tax Sharing Agreement"), pursuant to which Mafco Holdings has agreed to indemnify Revlon, Inc. and Products Corporation against federal, state or local income tax liabilities of the consolidated or combined group of which Mafco Holdings (or a subsidiary of Mafco Holdings other than Revlon, Inc. and Products Corporation or its subsidiaries) is the common parent for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc. and Products Corporation or a subsidiary of Products Corporation is a member of such group. Pursuant to the Tax Sharing Agreement, for all taxable periods beginning on or after January 1, 1992, Products Corporation will pay to Revlon, Inc., which in turn will pay Mafco Holdings, amounts equal to the taxes that such corporation would otherwise have to pay if they were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which is attributable to Products Corporation), except that Products Corporation will not be entitled to carry back any losses to taxable periods ending prior to January 1, 1992. No payments are required by Products Corporation or Revlon, Inc. if and to the extent that Products Corporation is prohibited under the Credit Agreement from making tax sharing payments to Revlon, Inc. The Credit Agreement prohibits Products Corporation from making any tax sharing payments other than in respect of state and local income taxes. Since the payments to be made by Products Corporation under the Tax Sharing Agreement will be determined by the amount of taxes that Products Corporation would otherwise have to pay if it were to file separate federal, state or local income tax returns, the Tax Sharing Agreement will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by Products Corporation against losses and tax credits generated by Mafco Holdings and its other subsidiaries. As a result of net operating tax losses and prohibitions under the Credit Agreement there were no federal tax payments or payments in lieu of taxes pursuant to the Tax Sharing Agreement for 1997 or 1996. Products Corporation has a liability of $0.9 to Revlon, Inc. in respect of federal taxes for 1997 under the Tax Sharing Agreement.

   Pursuant to the asset transfer agreement referred to in Note 16, Products Corporation assumed all tax liabilities of Holdings other than (i) certain income tax liabilities arising prior to January 1, 1992 to the extent such liabilities exceeded reserves on Holdings' books as of January 1, 1992 or were not of the nature reserved for and (ii) other tax liabilities to the extent such liabilities are related to the business and assets retained by Holdings.

   The Company's income (loss) before income taxes and the applicable provision (benefit) for income taxes are as follows:

                                                 YEAR ENDED
                                                DECEMBER 31,
                                              -----------------
                                                1997     1996
                                              -------- -------
Income (loss) before income taxes:
 Domestic....................................  $ 83.8    $10.2
 Foreign.....................................   (15.5)    40.5
                                              -------- -------
                                               $ 68.3    $50.7
                                              ======== =======
Provision (benefit) for income taxes:
 Federal.....................................  $  0.9    $  --
 State and local.............................     1.1      1.2
 Foreign.....................................     7.3     24.3
                                              -------- -------
                                               $  9.3    $25.5
                                              ======== =======
 Current.....................................  $ 32.3    $22.7
 Deferred....................................    10.4      6.6
 Benefits of operating loss carryforwards ...   (34.5)    (4.7)
 Carryforward utilization applied to
  goodwill...................................     1.1      1.0
 Effect of enacted change of tax rates ......      --     (0.1)
                                              -------- -------
                                               $  9.3    $25.5
                                              ======== =======

   The effective tax rate on income (loss) before income taxes is reconciled to the applicable statutory federal income tax rate as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                ------------------
                                                                  1997      1996
                                                                -------- --------
Statutory federal income tax rate..............................    35.0%    35.0%
State and local taxes, net of federal income tax benefit ......     1.1      1.6
Foreign and U.S. tax effects attributable to operations
 outside the U.S...............................................    13.1     35.7
Nondeductible amortization expense.............................     4.5      5.8
Change in domestic valuation allowance.........................   (43.3)   (29.2)
Other..........................................................     3.2      1.4
                                                                -------- --------
Effective rate.................................................    13.6%    50.3%
                                                                ======== ========

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1997 and 1996 are presented below:

                                                              DECEMBER 31,
                                                          --------------------
                                                             1997      1996
                                                          --------- ---------
Deferred tax assets:
 Accounts receivable, principally due to doubtful
  accounts...............................................  $   3.3    $   3.9
 Inventories.............................................     10.5       11.7
 Net operating loss carryforwards........................    206.9      257.4
 Restructuring and related reserves......................      9.4       10.2
 Employee benefits.......................................     28.7       31.7
 State and local taxes...................................     13.1       12.8
 Self-insurance..........................................      3.8        3.6
 Advertising, sales discounts and returns and coupon
  redemptions ...........................................     26.0       23.6
 Other...................................................     25.3       23.9
                                                          --------- ---------
  Total gross deferred tax assets........................    327.0      378.8
  Less valuation allowance...............................   (279.3)    (333.8)
                                                          --------- ---------
  Net deferred tax assets................................     47.7       45.0
Deferred tax liabilities:
 Plant, equipment and other assets.......................    (50.8)     (43.9)
 Inventories.............................................     (0.2)      (0.2)
 Other...................................................     (5.3)      (6.9)
                                                          --------- ---------
  Total gross deferred tax liabilities...................    (56.3)     (51.0)
                                                          --------- ---------
  Net deferred tax liability.............................  $  (8.6)   $  (6.0)
                                                          ========= =========

   The valuation allowance for deferred tax assets at January 1, 1997 was $333.8. The valuation allowance decreased by $54.5 and $10.2 during the years ended December 31, 1997 and 1996, respectively.

   During 1997 and 1996, certain of the Company's foreign subsidiaries used operating loss carryforwards to credit the current provision for income taxes by $4.0 and $4.7, respectively. Certain other foreign operations generated losses during 1997 and 1996 for which the potential tax benefit was reduced by a valuation allowance. During 1997, the Company used domestic operating loss carryforwards to credit the current provision for income taxes by $18.5 and the deferred provision for income taxes by $12.0. At December 31, 1997, the Company had tax loss carryforwards of approximately $578.9 which expire in future years as follows: 1998-$21.1; 1999-$25.3; 2000-$9.3; 2001-$15.9;
and beyond-$386.4; unlimited-$120.9. Approximately $43.6 of the tax loss carryforwards at December 31, 1997 is attributable to discontinued operations, all of which expire beyond 2001 and which may not be available to the Company upon the disposal of such operations. The Company will receive a benefit only to the extent it has taxable income during the carryforward periods in the applicable jurisdictions.

   Appropriate United States and foreign income taxes have been accrued on foreign earnings that have been or are expected to be remitted in the near future. Unremitted earnings of foreign subsidiaries which have been, or are currently intended to be, permanently reinvested in the future growth of the business aggregated approximately $18.7 at December 31, 1997, excluding those amounts which, if remitted in the near future, would not result in significant additional taxes under tax statutes currently in effect.

14. POSTRETIREMENT BENEFITS

PENSIONS:

   Products Corporation uses a September 30 date for measurement of plan obligations and assets.

   The following tables reconcile the funded status of Products Corporation's significant pension plans with the respective amounts recognized in the Consolidated Balance Sheets at the dates indicated:

                                                                     DECEMBER 31, 1997
                                                          ---------------------------------------
                                                           OVERFUNDED    UNDERFUNDED
                                                              PLANS         PLANS        TOTAL
                                                          ------------ -------------  ----------
Actuarial present value of benefit obligation:
 Accumulated benefit obligation as of September 30,
  1997, includes vested benefits of $304.5. .............$  (269.3)        $ (45.2)     $(314.5)
                                                          ============ =============  ==========
 Projected benefit obligation as of September 30, 1997
  for service rendered ..................................$  (309.3)        $ (55.5)     $(364.8)
Fair value of plan assets as of September 30, 1997 ......    305.0             1.9        306.9
                                                          ------------ -------------  ----------
Plan assets less than projected benefit obligation ......     (4.3)          (53.6)       (57.9)
Amounts contributed to plans during fourth quarter 1997 .      0.3             0.6          0.9
Unrecognized net (assets) obligation.....................     (1.3)            0.2         (1.1)
Unrecognized prior service cost..........................      6.5             3.2          9.7
Unrecognized net loss....................................      0.2            12.7         12.9
Adjustment to recognize additional minimum liability ....       --            (6.5)        (6.5)
                                                          ------------ -------------  ----------
  Prepaid (accrued) pension cost.........................$     1.4         $ (43.4)     $ (42.0)
                                                          ============ =============  ==========
                                                                      DECEMBER 31, 1996
                                                           OVERFUNDED    UNDERFUNDED
                                                              PLANS         PLANS        TOTAL
                                                          ------------ -------------  ----------
Actuarial present value of benefit obligation:
 Accumulated benefit obligation as of September 30,
  1996, includes vested benefits of $286.9...............$  (163.7)        $(131.4)     $(295.1)
                                                          ============ =============  ==========
 Projected benefit obligation as of September 30, 1996
  for service rendered ..................................$  (198.1)        $(141.4)     $(339.5)
Fair value of plan assets as of September 30, 1996  .....    173.3            81.6        254.9
                                                          ------------ -------------  ----------
Plan assets less than projected benefit obligation ......    (24.8)          (59.8)       (84.6)
Amounts contributed to plans during fourth quarter 1996 .      0.2             0.5          0.7
Unrecognized net (assets) obligation.....................     (1.5)            0.2         (1.3)
Unrecognized prior service cost..........................      5.2             3.9          9.1
Unrecognized net loss....................................     20.2            20.5         40.7
Adjustment to recognize additional minimum liability ....       --           (15.3)       (15.3)
                                                          ------------ -------------  ----------
  Accrued pension cost...................................$    (0.7)        $ (50.0)     $ (50.7)
                                                          ============ =============  ==========

   The weighted average discount rate assumed was 7.75% for 1997 and 1996 for domestic plans. For foreign plans, the weighted average discount rate was 7.1% and 7.9% for 1997 and 1996, respectively. The rate of future compensation increases was 5.3% for 1997 and 1996 for domestic plans and was a weighted average of 5.3% and 5.1% for 1997 and 1996, respectively, for foreign plans. The expected long-term rate of return on assets was 9.0% for 1997 and 1996 for domestic plans and a weighted average of 10.1% for 1997 and 10.4% for 1996 for foreign plans.

   Plan assets consist primarily of common stock, mutual funds and fixed income securities, which are stated at fair market value and cash equivalents which are stated at cost, which approximates fair market value.

   In accordance with the provisions of SFAS No. 87, "Employers' Accounting for Pensions," the Company recorded an additional liability to the extent that, for certain U.S. plans, the unfunded accumulated benefit obligation exceeded recorded liabilities. At December 31, 1997, the additional liability was recognized by recording an intangible asset to the extent of unrecognized prior service costs of $1.0, a due from affiliates of $1.0 and a charge to stockholder's deficiency of $4.5. At December 31, 1996, the additional liability was recognized by recording an intangible asset to the extent of unrecognized prior service costs of $1.8, a due from affiliates of $1.1, and a charge to stockholder's deficiency of $12.4.

   Net periodic pension cost for the pension plans consisted of the following components:

                                                    YEAR ENDED
                                                   DECEMBER 31,
                                                ------------------
                                                  1997      1996
                                                -------- --------
Service cost-benefits earned during the
 period........................................  $ 11.7    $ 10.6
Interest cost on projected benefit obligation .    26.0      24.3
Actual return on plan assets...................   (55.8)    (30.4)
Net amortization and deferrals.................    35.6      15.1
                                                -------- --------
                                                   17.5      19.6
Portion allocated to Holdings..................    (0.3)     (0.3)
                                                -------- --------
Net periodic pension cost of the Company ......  $ 17.2    $ 19.3
                                                ======== ========

   A substantial portion of the Company's employees in the United States are covered by defined benefit retirement plans. To the extent that aggregate pension costs could be identified as relating to the Company or to Holdings, such costs have been so apportioned. The components of the net periodic pension cost applicable solely to the Company are not presented as it is not practical to segregate such information between Holdings and the Company. In 1997 and 1996, there was a settlement loss of $0.2 and $0.3, respectively, and a curtailment loss of $0.1 and $1.0, respectively, resulting from workforce reductions.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS:

   The Company also has sponsored an unfunded retiree benefit plan, which provides death benefits payable to beneficiaries of certain key employees and former employees. Participation in this plan is limited to participants enrolled as of December 31, 1993. The Company also administers a medical insurance plan on behalf of Holdings, the cost of which has been apportioned to Holdings. Net periodic postretirement benefit cost for each of the years ended December 31, 1997 and 1996 was $0.7 which consists primarily of interest on the accumulated postretirement benefit obligation. The Company's date of measurement of plan obligations is September 30. At December 31, 1997 and 1996, the portion of accumulated benefit obligation attributable to retirees was $7.3 and $6.9, respectively, and to other fully eligible participants, $1.4 and $1.3, respectively. The amount of unrecognized gain at December 31, 1997 and 1996 was $1.9 and $1.2, respectively. At December 31, 1997 and 1996, the accrued postretirement benefit obligation recorded on the Company's Consolidated Balance Sheets was $10.6 and $9.4, respectively. Of these amounts, $1.9 and $2.0 was attributable to Holdings and was recorded as a receivable from affiliates at December 31, 1997 and 1996, respectively. The weighted average discount rate used in determining the accumulated postretirement benefit obligation at September 30, 1997 and 1996 was 7.75%.

15. STOCK COMPENSATION PLAN

   At December 31, 1997 and 1996, Revlon, Inc. had a stock-based compensation plan (the "Plan"), which is described below. Products Corporation applies APB Opinion No. 25 and related Interpretations in accounting for the Plan. Under APB Opinion No. 25, because the exercise price of Revlon, Inc.'s employee stock options equals the market price of the underlying stock on the date of grant, no compensation cost has been recognized. Had compensation cost for Revlon, Inc.'s Plan been determined consistent with SFAS No. 123, Products Corporation's net income for 1997 of $44.8 ($19.0 in 1996) would have been reduced to the pro forma amounts of $32.5 for 1997 ($15.8 in 1996). The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model assuming no dividend yield, expected volatility of approximately 39% in 1997 and 31% in 1996; weighted average risk-free interest rate of 6.54% in 1997 and 5.99% in 1996; and a seven year expected average life for the Plan's options issued in 1997 and 1996. The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.

   Under the Plan, Revlon, Inc. may grant options to its employees for up to an aggregate of 5.0 million shares of Class A Common Stock. Non-qualified options granted under the Plan have a term of 10 years during which the holder can purchase shares of Class A Common Stock at an exercise price which must be not less than the market price on the date of the grant. Options granted in 1996 to certain executive officers will not vest as to any portion until the third anniversary of the grant date and will thereupon become 100% vested, except that upon termination of employment by Revlon, Inc. other than for "cause," death or "disability" under the applicable employment agreement, such options will vest with respect to 25% of the shares subject thereto (if the termination is between the first and second anniversaries of the grant) and 50% of the shares subject thereto (if the termination is between the second and third anniversaries of the grant). Primarily all other option grants, including options granted to certain executive officers in 1997 will vest 25% each year beginning on the first anniversary of the date of grant and will become 100% vested on the fourth anniversary of the date of grant. During 1997, Revlon, Inc. granted to Mr. Perelman, Chairman of the Executive Committee, an option to purchase 300,000 shares of Revlon, Inc.'s Class A Common Stock, which will vest in full on the fifth anniversary of the grant date. At December 31, 1997 there were 98,450 options exercisable under the Plan. At December 31, 1996 there were no options exercisable under the Plan.

   A summary of the status of the Plan as of December 31, 1997 and 1996 and changes during the years then ended is presented below:

                           SHARES   WEIGHTED AVERAGE
                           (000)     EXERCISE PRICE
                         --------- ----------------
 Outstanding at
  2/28/96...............       --            --
 Granted................  1,010.2        $24.37
 Exercised..............       --            --
 Forfeited..............   (119.1)        24.00
                         ---------
 Outstanding at
  12/31/96..............    891.1         24.37
 Granted................  1,485.5         32.64
 Exercised..............    (12.1)        24.00
 Forfeited..............    (85.1)        29.33
                         ---------
 Outstanding at
  12/31/97..............  2,279.4         29.57
                         =========

   The weighted average fair value of each option granted during 1997 and 1996 approximated $16.42 and $11.00, respectively.

   The following table summarizes information about the Plan's options outstanding at December 31, 1997:

                YEAR ENDED DECEMBER 31, 1997
-----------------------------------------------------------
                                  WEIGHTED
                      NUMBER       AVERAGE      WEIGHTED
     RANGE OF      OUTSTANDING      YEARS        AVERAGE
 EXERCISE PRICES      (000)       REMAINING  EXERCISE PRICE
----------------  ------------- -----------  --------------
$24.00 to $29.88       817.9        8.17         $24.05
31.38 to 33.88       1,067.8        9.02          31.40
34.88 to 50.75         393.7        9.38          36.10
                  -------------
24.00 to 50.75       2,279.4        8.78          29.57
                  =============

16. RELATED PARTY TRANSACTIONS

TRANSFER AGREEMENTS

   In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Holdings and certain of its wholly owned subsidiaries (the "Asset Transfer Agreement"), and Revlon, Inc. and Products Corporation entered into a real property asset transfer agreement with Holdings (the "Real Property Transfer Agreement" and, together with the Asset Transfer Agreement, the "Transfer Agreements"), and pursuant to such agreements, on June 24, 1992 Holdings transferred assets to Products Corporation and Products Corporation assumed all the liabilities of Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the "Excluded Liabilities"). Holdings retained the Retained Brands. Holdings agreed to indemnify Revlon, Inc. and Products Corporation against losses arising from the Excluded Liabilities, and Revlon, Inc. and Products Corporation agreed to indemnify Holdings against losses arising from the liabilities assumed by Products Corporation. The amounts reimbursed by Holdings to Products Corporation for the Excluded Liabilities for 1997 and 1996 were $0.4 and $1.4, respectively.

OPERATING SERVICES AGREEMENT

   In June 1992, Revlon, Inc., Products Corporation and Holdings entered into an operating services agreement (as amended and restated, and as subsequently amended, the "Operating Services Agreement") pursuant to which Products Corporation manufactures, markets, distributes, warehouses and administers, including the collection of accounts receivable, the Retained Brands for Holdings. Pursuant to the Operating Services Agreement, Products Corporation is reimbursed an amount equal to all of its and Revlon, Inc.'s direct and indirect costs incurred in connection with furnishing such services, net of the amounts collected by Products Corporation with respect to the Retained Brands, payable quarterly. The net amounts reimbursed by Holdings to Products Corporation for such direct and indirect costs for 1997 and 1996 were $1.4 and $5.1, respectively. Holdings also pays Products Corporation a fee equal to 5% of the net sales of the Retained Brands, payable quarterly. The fees paid by Holdings to Products Corporation pursuant to the Operating Services Agreement for services with respect to the Retained Brands for 1997 and 1996 were approximately $0.3 and $0.6, respectively.

REIMBURSEMENT AGREEMENTS

   Revlon, Inc., Products Corporation and MacAndrews Holdings have entered into reimbursement agreements (the "Reimbursement Agreements") pursuant to which (i) MacAndrews Holdings is obligated to provide (directly or through affiliates) certain professional and administrative services, including employees, to Revlon, Inc. and its subsidiaries, including Products Corporation, and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of Revlon, Inc. and its subsidiaries, including Products Corporation, to the extent requested by Products Corporation, and (ii) Products Corporation is obligated to provide certain professional and administrative services, including employees, to MacAndrews Holdings (and its affiliates) and purchase services from third party providers, such as insurance and legal and accounting services, on behalf of MacAndrews Holdings (and its affiliates) to the extent requested by MacAndrews Holdings, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews Holdings or Products Corporation, as the case may be. The Company reimburses MacAndrews Holdings for the allocable costs of the services purchased for or provided to the Company and its subsidiaries and for reasonable out-of-pocket expenses incurred in connection with the provision of such services. MacAndrews Holdings (or such affiliates) reimburses the Company for the allocable costs of the services purchased for or provided to MacAndrews Holdings (or such affiliates) and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. In addition, in connection with certain insurance coverage provided by MacAndrews Holdings, Products Corporation obtained letters of credit under the Special LC Facility (which aggregated approximately $27.7 as of December 31, 1997) to support certain self-funded risks of MacAndrews Holdings and its affiliates, including the Company, associated with such insurance coverage. The costs of such letters of credit are allocated among, and paid by, the affiliates of MacAndrews Holdings, including the Company, which participate in the insurance coverage to which the letters of credit relate. The Company expects that these self-funded risks will be paid in the ordinary course and, therefore, it is unlikely that such letters of credit will be drawn upon. MacAndrews Holdings has agreed to indemnify Products Corporation to the extent amounts are drawn under any of such letters of credit with respect to claims for which neither Revlon, Inc. nor Products Corporation is responsible. The net amounts reimbursed by MacAndrews Holdings to the Company for the services provided under the Reimbursement Agreements for 1997 and 1996 were $4.0 and $2.2, respectively. Each of Revlon, Inc. and Products Corporation, on the one hand, and MacAndrews Holdings, on the other, has agreed to indemnify the other party for losses arising out of the provision of services by it under the Reimbursement Agreements other than losses resulting from its willful misconduct or gross negligence. The Reimbursement Agreements may be terminated by either party on 90 days' notice. The Company does not intend to request services under the Reimbursement Agreements unless their costs would be at least as favorable to the Company as could be obtained from unaffiliated third parties.

TAX SHARING AGREEMENT

   Holdings, Revlon, Inc., Products Corporation and certain of its subsidiaries and Mafco Holdings are parties to the Tax Sharing Agreement, which is described in Note 13. Since payments to be made under the Tax Sharing Agreement will be determined by the amount of taxes that Products Corporation would otherwise have to pay if it were to file separate federal, state or local income tax returns, the Tax Sharing Agreement will benefit Mafco Holdings to the extent Mafco Holdings can offset the taxable income generated by Products Corporation against losses and tax credits generated by Mafco Holdings and its other subsidiaries.

FINANCING REIMBURSEMENT AGREEMENT

   Holdings and Products Corporation entered into a financing reimbursement agreement (the "Financing Reimbursement Agreement") in 1992, which expired on June 30, 1996, pursuant to which Holdings agreed to reimburse Products Corporation for Holdings' allocable portion of (i) the debt issuance cost and advisory fees related to the capital restructuring of Holdings, and (ii) interest expense attributable to the higher cost of funds paid by Products Corporation under the credit agreement in effect at that time as a result of additional borrowings for the benefit of Holdings in connection with the assumption of certain liabilities by Products Corporation under the Asset Transfer Agreement and the repurchase of certain subordinated notes from affiliates. The amount of interest to be reimbursed by Holdings for 1994 was approximately $0.8 and was evidenced by noninterest-bearing promissory notes originally due and payable on June 30, 1995. In February 1995, the $13.3 in notes then payable by Holdings to Products Corporation under the Financing Reimbursement Agreement was offset against a $25.0 note payable by Products Corporation to Holdings and Holdings agreed not to demand payment under the resulting $11.7 note payable by Products Corporation so long as any indebtedness remained outstanding under the credit agreement then in effect. In February 1995, the Financing Reimbursement Agreement was amended and extended to provide that Holdings would reimburse Products Corporation for a portion of the debt issuance costs and advisory fees related to the credit agreement then in effect (which portion was approximately $4.7 and was evidenced by a noninterest-bearing promissory note payable on June 30, 1996) and 1 1/2 % per annum of the average balance outstanding under the credit agreement then in effect and the average balance outstanding under working capital borrowings from affiliates through June 30, 1996 and such amounts were evidenced by a noninterest-bearing promissory note payable on June 30, 1996. The amount of interest to be reimbursed by Holdings for 1995 was approximately $4.2. As of December 31, 1995, the aggregate amount of notes payable by Holdings under the Financing Reimbursement Agreement was $8.9. In June 1996, $10.9 in notes due to Products Corporation, which included $2.0 of interest reimbursement from Holdings in 1996, under the Financing Reimbursement Agreement was offset against an $11.7 demand note payable by Products Corporation to Holdings.

OTHER

   Pursuant to a lease dated April 2, 1993 (the "Edison Lease"), Holdings leases to Products Corporation the Edison research and development facility for a term of up to 10 years with an annual rent of $1.4 and certain shared operating expenses payable by Products Corporation which, together with the annual rent, are not to exceed $2.0 per year. Pursuant to an assumption agreement dated February 18, 1993, Holdings agreed to assume all costs and expenses of the ownership and operation of the Edison facility as of January 1, 1993, other than (i) the operating expenses for which Products Corporation is responsible under the Edison Lease and (ii) environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 up to an amount not to exceed $8.0 (the amount of such claims and costs for which Products Corporation is responsible, the "Environmental Limit"). In addition, pursuant to such assumption agreement, Products Corporation agreed to indemnify Holdings for environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 up to an amount not to exceed the Environmental Limit and Holdings agreed to indemnify Products Corporation for environmental claims and compliance costs relating to matters which occurred prior to January 1, 1993 in excess of the Environmental Limit and all such claims and costs relating to matters occurring on or after January 1, 1993. Pursuant to an occupancy agreement, during 1997 and 1996 Products Corporation rented from Holdings a portion of the administration building located at the Edison facility and space for a retail store of Products Corporation. Products Corporation provides certain administrative services, including accounting, for Holdings with respect to the Edison facility pursuant to which Products Corporation pays on behalf of Holdings costs associated with the Edison facility and is reimbursed by Holdings for such costs, less the amount owed by Products Corporation to Holdings pursuant to the Edison Lease and the occupancy agreement. The net amount reimbursed by Holdings to Products Corporation for such costs with respect to the Edison facility for 1997 and 1996 was $0.7 and $1.1, respectively.

   During 1997, a subsidiary of Products Corporation sold an inactive subsidiary to an affiliate for approximately $1.0.

   Effective July 1, 1997, Holdings contributed to Products Corporation substantially all of the assets and liabilities of the Bill Blass business not already owned by Products Corporation. The contributed assets approximated the contributed liabilities and were accounted for at historical cost in a manner similar to that of a pooling of interests and, accordingly, prior period financial statements were restated as if the contribution took place prior to the beginning of the earliest period presented.

   In the fourth quarter of 1996, a subsidiary of Products Corporation purchased an inactive subsidiary from an affiliate for net cash consideration of approximately $3.0 in a series of transactions in which Products Corporation expects to realize foreign tax benefits in future years.

   Effective January 1, 1996, Products Corporation acquired from Holdings substantially all of the assets of Tarlow in consideration for the assumption of substantially all of the liabilities and obligations of Tarlow. Net liabilities assumed were approximately $3.4. The assets acquired and liabilities assumed were accounted for at historical cost in a manner similar to that of a pooling of interests and, accordingly, prior period financial statements have been restated as if the acquisition took place at the beginning of the earliest period. Products Corporation paid $4.1 to Holdings which was accounted for as an increase in capital deficiency. A nationally recognized investment banking firm rendered its written opinion that the terms of the purchase are fair from a financial standpoint to Products Corporation.

   Products Corporation leases certain facilities to MacAndrews & Forbes or its affiliates pursuant to occupancy agreements and leases. These included space at Products Corporation's New York headquarters and at Products Corporation's offices in London during 1997 and 1996; in Tokyo during 1996 and in Hong Kong during 1997. The rent paid by MacAndrews & Forbes or its affiliates to Products Corporation for 1997 and 1996 was $3.8 and $4.6, respectively.

   In July 1995, Products Corporation borrowed from Holdings approximately $0.8, representing certain amounts received by Holdings relating to an arbitration arising out of the sale by Holdings of certain of its businesses. In 1995, Products Corporation borrowed from Holdings approximately $5.6, representing certain amounts received by Holdings from the sale by Holdings of certain of its businesses.

   In June 1997, Products Corporation borrowed from Holdings approximately $0.5, representing certain amounts received by Holdings from the sale of a brand and inventory relating thereto. Such amounts are evidenced by noninterest-bearing promissory notes. Holdings agreed not to demand payment under such notes so long as any indebtedness remains outstanding under the Credit Agreement.

   The Credit Agreement is supported by, among other things, guarantees from Holdings and certain of its subsidiaries. The obligations under such guarantees are secured by, among other things, (i) the capital stock and certain assets of certain subsidiaries of Holdings and (ii) a mortgage on Holdings' Edison, New Jersey facility.

   Products Corporation borrows funds from its affiliates from time to time to supplement its working capital borrowings. No such borrowings were outstanding as of December 31, 1997 or 1996. The interest rates for such borrowings are more favorable to Products Corporation than interest rates under the Credit Agreement and, for borrowings occurring prior to the execution of the Credit Agreement, the credit facility in effect at the time of such borrowing. The amount of interest paid by Products Corporation for such borrowings for 1997 and 1996 was $0.6 and $0.5, respectively.

   In November 1993, Products Corporation assigned to Holdings a lease for warehouse space in New Jersey (the "N.J. Warehouse") between Products Corporation and a trust established for the benefit of certain family members of the Chairman of the Executive Committee. The N.J. Warehouse had become vacant as a result of divestitures and restructuring of Products Corporation. The lease has annual lease payments of approximately $2.3 and terminates on June 30, 2005. In consideration for Holdings assuming all liabilities and obligations under the lease, Products Corporation paid Holdings $7.5 (for which a liability was previously recorded) in three installments of $2.5 each in January 1994, January 1995 and January 1996. A nationally recognized investment banking firm rendered its written opinion that the terms of the lease transfer were fair from a financial standpoint to Products Corporation. During 1996 and 1995, Products Corporation paid certain costs associated with the N.J. Warehouse on behalf of Holdings and was reimbursed by Holdings for such amounts. The amounts reimbursed by Holdings to Products Corporation for such costs were $0.2 for 1996.

   During 1997 and 1996, Products Corporation used an airplane owned by a corporation of which Messrs. Gittis, Drapkin and, during 1996, Levin were the sole stockholders, for which Products Corporation paid approximately $0.2 and $0.2 for 1997 and 1996, respectively.

   During 1997, Products Corporation purchased products from an affiliate, for which it paid approximately $0.9.

   During 1997, Products Corporation provided licensing services to an affiliate, for which Products Corporation has been paid approximately $0.7.

   An affiliate of Products Corporation assembles lipstick cases for Products Corporation. Products Corporation paid approximately $0.9 and $1.0 for such services for 1997 and 1996, respectively.

17. COMMITMENTS AND CONTINGENCIES

   The Company currently leases manufacturing, executive, including research and development, and sales facilities and various types of equipment under operating lease agreements. Rental expense was $46.1 and $46.7 for the years ended December 31, 1997 and 1996, respectively. Minimum rental commitments under all noncancelable leases, including those pertaining to idled facilities and the Edison research and development facility, with remaining lease terms in excess of one year from December 31, 1997 aggregated $146.6; such commitments for each of the five years subsequent to December 31, 1997 are $32.4, $29.4, $25.8, $22.0 and $20.7, respectively. Such amounts exclude the minimum rentals to be received in the future under noncancelable subleases of $4.2 and future minimum lease commitments of the discontinued operations under noncancelable operating leases with initial lease terms in excess of one year from December 31, 1997 aggregating $54.5; such commitments for each of the five years subsequent to December 31, 1997 are $10.8, $10.4, $8.8, $7.3 and $6.0, respectively.

   The Company and its subsidiaries are defendants in litigation and proceedings involving various matters. In the opinion of the Company's management, based upon advice of its counsel handling such litigation and proceedings, adverse outcomes, if any, will not result in a material effect on the Company's consolidated financial condition or results of operations.

18. GEOGRAPHIC SEGMENTS

   The Company manages its business on the basis of one reportable segment. See Note 1 for a brief description of the Company's business. As of December 31, 1997, the Company had operations established in 26 countries outside of the United States and its products are sold throughout the world. The Company is exposed to the risk of changes in social, political and economic conditions inherent in foreign operations and the Company's results of operations and the value of its foreign assets are affected by fluctuations in foreign currency exchange rates. The Company's operations in Brazil have accounted for approximately 5.8% and 6.3% of the Company's net sales for 1997 and 1996, respectively. Net sales by geographic area are presented by attributing revenues from external customers on the basis of where the products are sold. During 1997 and 1996, one customer and its affiliates accounted for approximately 10.3% and 10.5% of the Company's consolidated net sales, respectively. This data is presented in accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which the Company has retroactively adopted for all periods presented.

GEOGRAPHIC AREAS

                                     YEAR ENDED DECEMBER 31,
                                     ----------------------
                                        1997        1996
                                     ---------- ----------
 Net sales:
  United States.....................$1,300.2      $1,182.3
  International.....................   938.4         909.8
                                    ----------  ----------
                                    $2,238.6      $2,092.1
                                    ==========  ==========
                                       AS OF DECEMBER 31,
                                        1997        1996
                                     ---------- ----------
 Long-lived assets:
  United States.....................$  545.4      $  545.4
  International.....................   280.5         245.9
                                     ---------- ----------
                                    $ 825.9       $  791.3
                                     ========== ==========
CLASSES OF SIMILAR PRODUCTS:
                                     YEAR ENDED DECEMBER 31,
                                     ----------------------
                                        1997        1996
                                     ---------- ----------
 Net sales:
  Cosmetics, skin care and
   fragrances.......................$1,319.6      $1,216.3
  Personal care and professional ...   919.0         875.8
                                    ----------  ----------
                                    $2,238.6      $2,092.1
                                    ==========  ==========